As filed with the Securities and Exchange Commission on August 28, 2018.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HELEN OF TROY LIMITED

(Exact name of registrant as specified in its charter)

Clarendon House
2 Church Street
BERMUDA	Hamilton, Bermuda	74-2692550
(State or other jurisdiction	(Address, including Zip	(I.R.S. Employer Identification No.)
of incorporation or organization)	Code, of Principal Executive
Offices)

Helen of Troy Limited

2018 Employee Stock Purchase Plan

(Full title of the plan)

Tessa Judge

c/o Helen of Troy L.P.

1 Helen of Troy Plaza

El Paso, Texas 79912

(915) 225-8000

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

W. Crews Lott

Baker & McKenzie LLP

1900 N. Pearl Street, Suite 1500

Dallas, Texas 75201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, par value $0.10 per share (1)	750,000	$116.75	(2)	$87,562,500.00	(2)	$10,901.53

(1)  Common shares of Helen of Troy Limited, $0.10 par value per share (the “Common Stock”), being registered hereby relate to the Helen of Troy Limited 2018 Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) promulgated under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on The NASDAQ Global Select Market on August 24, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), we have omitted from this registration statement the information specified in Part I of Form S-8. We will send or give the documents containing the information specified in Part I of this registration statement to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act. We are not filing such documents with the Commission either as part of this registration statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference the following documents, which we previously filed with the Commission pursuant to Sections 13 or 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a) Our Annual Report on Form 10-K for the year ended February 28, 2018, filed with the Commission on April 30, 2018;

(b) Our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2018, filed with the Commission on July 10, 2018; and

(c) The description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-13687) filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference in this registration statement all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 of Bermuda (as amended, the “Act”) provides generally that we, as a Bermuda company, may indemnify our directors, officers and auditors against any liability which by virtue of any rule of law would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such officer, director or auditor may be guilty in relation to us. Section 98 further provides that we may indemnify our directors, officers and auditors against any liability incurred against them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Act.

We have adopted provisions in our Bye-laws that provide that we will indemnify our officers and directors to the maximum extent permitted under the Act. We have also entered into indemnity agreements with each of our directors and officers that provide them with the maximum indemnification allowed under our Bye-laws and the Act.

The Act also permits us to purchase and maintain insurance for the benefit of our officers and directors covering certain liabilities. We maintain a policy of officers’ and directors’ liability insurance for the benefit of our officers and directors.

The preceding discussion of our Bye-laws, the Act and the indemnity agreements is not intended to be exhaustive and is qualified in its entirety by our Bye-laws, the Act and the indemnity agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are filed as exhibits to this registration statement:

Exhibit No.	Description

4.1

Memorandum of Association of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed with the Commission on December 30, 1993 (Reg. No. 33-73594)).

4.2

Bye-Laws, as amended (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, File No. 001-14669, filed with the Securities and Exchange Commission on June 27, 2016).

5.1	Opinion of Conyers Dill & Pearman Limited.*

10.1	Helen of Troy Limited 2018 Employee Stock Purchase Plan (incorporated herein by reference to Annex C to the Company’s Proxy Statement on Schedule 14A filed with the Commission on June 28, 2018).

23.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).*

23.2	Consent of Grant Thornton LLP.*

24.1	Power of Attorney (included on the signature page of this registration statement).*

* filed herewith

Item 9. Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on this 28th day of August, 2018.

HELEN OF TROY LIMITED

By:	/s/ Julien R. Mininberg
Julien R. Mininberg
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Julien R. Mininberg to file one or more amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as each of them deems appropriate, and each such person hereby appoints Julien R. Mininberg as attorney-in-fact to execute in the name and on behalf of the Company and any such person, individually and in each capacity stated below, any such amendments to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Julien R. Mininberg	Chief Executive Officer, Director and Principal Executive Officer	August 28, 2018
Julien R. Mininberg

/s/ Brian L. Grass	Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer	August 28, 2018
Brian L. Grass

/s/ Timothy F. Meeker	Director, Chairman of the Board	August 28, 2018
Timothy F. Meeker

/s/ Gary B. Abromovitz	Director, Deputy Chairman of the Board	August 28, 2018
Gary B. Abromovitz

/s/ Krista L. Berry	Director	August 28, 2018
Krista L. Berry

/s/ Vincent D. Carson	Director	August 28, 2018
Vincent D. Carson

/s/ Thurman K. Case	Director	August 28, 2018
Thurman K. Case

/s/ Beryl B. Raff	Director	August 28, 2018
Beryl B. Raff

/s/ William F. Susetka	Director	August 28, 2018
William F. Susetka

/s/ Darren G. Woody	Director	August 28, 2018
Darren G. Woody